Exhibit 99.1
FOR IMMEDIATE RELEASE
SurModics Elects Robert C. Buhrmaster Chairman of the
Board; Kendrick B. Melrose to Retire
EDEN PRAIRIE, Minnesota – February 2, 2009 – SurModics, Inc. (Nasdaq: SRDX), a leading provider of drug delivery and surface modification technologies to the healthcare industry, announced that its board of directors has elected Robert C. Buhrmaster chairman of the board, effective at today’s Annual Meeting of Shareholders. Buhrmaster succeeds Kendrick B. Melrose, 68, who is retiring from the Company’s board of directors. Melrose has been chairman of the board since August 2006, and has been a director since 1988.
Buhrmaster, 61, has been a director of SurModics since January 2008. He previously served as the President and Chief Executive Officer of Jostens, Inc., from 1994 to 2004 and as Chairman from 1998 to 2004. Prior to joining Jostens, Mr. Buhrmaster spent 18 years at Corning, Inc., serving in various roles, including senior vice president and general manager of several businesses, corporate controller and director of strategic planning.
“Serving as a board member has been a very rewarding experience for me. I will greatly miss the interactions with such a highly accomplished group of professionals and community leaders,” said Melrose. “I am honored to pass the chairmanship to Bob Buhrmaster, who brings tremendous depth of experience and keen business insights to his new role. His strategic sense and practical judgment have been important assets for the board and the management team. I have great confidence in Bob, the entire board, and the management team’s ability to continue leading SurModics toward its vast potential in developing and commercializing life-enhancing technologies and products.”
“I am delighted to have the opportunity to lead the SurModics board,” said Buhrmaster. “It will be a privilege to succeed Ken Melrose, an outstanding chairman, in this role. I look forward to working even more closely with Bruce Barclay and his talented management team.”

SurModics Elects Robert C. Buhrmaster Chairman of the Board; Kendrick B. Melrose to Retire

“I want to thank Ken for his 20 years of tireless efforts on behalf of SurModics,” said Bruce Barclay, president and CEO. “His contributions to the success of this company are immeasurable, and he has been critical in helping drive our tremendous diversification and growth. We are extremely fortunate to have Bob Buhrmaster, an experienced advisor and skillful business leader, to succeed him. I look forward to teaming with Bob as SurModics continues to pursue its vision of extending and improving the lives of patients through technology innovation.”
About SurModics, Inc.

SurModics’ vision is to extend and improve the lives of patients through technology innovation. The Company partners with the world’s foremost medical device, pharmaceutical and life science companies to develop and commercialize innovative products that result in improved diagnosis and treatment for patients. Core offerings include: drug delivery technologies (coatings, microparticles, nanoparticles, and implants); surface modification coating technologies that impart lubricity, prohealing, and biocompatibility capabilities; and components for in vitro diagnostic test kits and specialized surfaces for cell culture and microarrays. SurModics is headquartered in Eden Prairie, Minnesota and its Brookwood Pharmaceuticals subsidiary is located in Birmingham, Alabama. For more information about the Company, visit www.surmodics.com. The content of SurModics’ website is not part of this release or part of any filings the Company makes with the SEC.
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Contact
SurModics, Inc.
Phil Ankeny, Senior Vice President and Chief Financial Officer
(952) 829-2700